Exhibit 99.1

Pinnacle Bankshares Corporation Announces Year-to-Date and Third Quarter 2020 Earnings

Altavista, VA, November 6, 2020/Globe Newswire/ – Net income for Pinnacle Bankshares Corporation (OTCQX:PPBN), the one-bank holding company (“Pinnacle” or the “Company”) for First National Bank (the “Bank”), was $460,000 or $0.29 per basic and diluted share for the quarter ended September 30, 2020, and $1,575,000 or $1.01 per basic and diluted share for the nine months ended September 30, 2020. Net income was $1,043,000 or $0.67 per basic and diluted share and $3,712,000 or $2.40 per basic share and $2.38 per diluted share, respectively, for the same periods of 2019. Consolidated results for the quarter and nine month periods are unaudited.

Profitability as measured by the Company’s return on average assets (“ROA”) decreased to 0.39% for the nine months ended September 30, 2020, as compared to 1.04% generated during the first nine months of 2019. Correspondingly, return on average equity (“ROE”) decreased for the nine month period of 2020 to 4.54%, compared to 11.15% for the same time period of the prior year.

The $1,575,000 in net income generated through nine months of 2020 represents a $2,137,000, or 58%, decrease as compared to the same time period of the prior year, which was mainly driven by higher noninterest expense and lower net interest income. The increase in noninterest expense was primarily due to legal, accounting and investment banking fees totaling $1,109,000 associated with the Company’s merger with Virginia Bank Bankshares, Inc. (“Virginia Bank”), which closed on October 30, 2020, as well as higher salaries and employee benefits related to strategic growth initiatives to include the Bank’s Downtown Lynchburg Branch and its Charlottesville Loan Production Office. The decrease in net interest income was primarily due to the low interest rate environment due to the economic downturn caused by the COVID-19 pandemic.

Net income of $460,000 generated during the third quarter of 2020 represents a $583,000, or 56%, decrease as compared to the third quarter of 2019, due to the same factors impacting year-to-date performance through September 30, 2020. Merger-related expenses of $431,000 during the third quarter of 2020 contributed significantly to this decline in net income.

“We are pleased with our operating performance thus far this year, which net of merger expenses continues to be in line with expectations despite the impacts of the COVID-19 pandemic,” stated Aubrey H. Hall, III, President and Chief Executive Officer for both the Company and the Bank. Mr. Hall further commented, “Our merger with Virginia Bank has been approved and closed, allowing us to focus on integration and taking care of our clients. I am excited about the future and opportunities provided through our strategic partnership.”

For the nine months ending September 30, 2020, the Company produced $12,563,000 in net interest income, which represents a $762,000, or 6%, decrease as compared to the $13,325,000 generated for the same time period of 2019. Interest income decreased $681,000, or approximately 4%, due to decreased yields on loans and investments, while interest expense increased $81,000, or approximately 4%, due mainly to the continued growth of deposits. As a result of a 72 basis points decrease in yield on average earning assets and a 5 basis points decrease in the cost to fund earning assets, the Company’s net interest margin decreased to 3.38% for the first nine months of 2020 as compared to 4.05% for the first nine months of 2019.

The Company produced $4,259,000 in net interest income for the third quarter of 2020, which represents a $109,000, or 3%, decrease as compared to the $4,368,000 generated in the third quarter of 2019. Interest income decreased $232,000, or approximately 5%, due to decreased yields on loans and investments, while interest expense decreased $123,000, or approximately 17%, due to a decrease in the cost of funds.

The Company’s provision for loan losses was $257,000 through nine months of 2020 representing a $106,000, or 70%, increase as compared to $151,000 for the same time period of 2019. The Company’s provision for loan losses for the nine months of 2020 includes the impact of qualitative adjustments to the Company’s allowance for loan losses required due to the COVID-19 pandemic. Provision for the third quarter of 2020 was $31,000 compared to $150,000 for the third quarter of 2019. The allowance for loan losses was $3,528,000 as of September 30, 2020, which represented 0.84% of total loans outstanding. In comparison, the allowance for loan losses was $3,472,000, or 0.88%, of total loans outstanding as of December 31, 2019.

Loans with deferred payments due to impacts of the pandemic totaled $2,794,000, or less than 1%, of the total loan portfolio as of September 30, 2020 compared to $35,663,000 as of June 30, 2020. These loans are principally comprised of loans that received short-term payment deferrals pursuant to guidance from the federal banking regulators and relief contained in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and there was no additional provision for loan losses for these loans during the third quarter. Non-performing loans to total loans increased slightly to 0.33% as of September 30, 2020 compared to 0.29% as of year-end 2019. Allowance coverage of non-performing loans as of September 30, 2020 decreased to 257% from 306% as of year-end 2019. Management views the allowance balance as of September 30, 2020 as being sufficient to offset potential future losses associated with problem loans.

Noninterest income through nine months of 2020 increased $438,000, or approximately 13%, to $3,846,000 from $3,408,000 for the same time period of 2019. This improvement was mainly driven by a $253,000 increase in fees generated from sales of mortgage loans. The Company also experienced a $94,000 increase in loan fees primarily associated with the origination of over $28,000,000 in Paycheck Protection Program loans authorized by the CARES Act and guaranteed by the Small Business Administration and a $90,000 increase in income derived from the Bank’s investment in Bankers Insurance, LLC.

Noninterest income for the third quarter of 2020 increased $167,000, or approximately 15%, to $1,307,000 from $1,140,000 for the third quarter of 2019 as mortgage loan fees increased by $133,000 or 77% and investment and insurance commissions increased by $34,000 or 26%.

Noninterest expense through nine months of 2020 increased $2,208,000, or approximately 18%, to $14,203,000 from $11,995,000 for the same time period of 2019. The increase is primarily attributed to $1,109,000 in merger related legal, accounting and investment banking fees. The Company also experienced a $597,000 increase in salaries and benefits and a $207,000 increase in furniture, equipment and occupancy expenses, primarily associated with strategic growth initiatives.

Noninterest expense for the third quarter of 2020 increased $887,000, or approximately 22%, to $4,962,000 from $4,075,000 for the third quarter of 2019 due primarily to $431,000 in merger related legal, accounting and investment banking fees.

Total assets as of September 30, 2020 were $573,746,000, up $73,216,000 or 15% from $500,530,000 as of December 31, 2019. The principal components of the Company’s assets as of September 30, 2020 were $420,720,000 in total loans, $44,828,000 in securities and $78,306,000 in cash and cash equivalents. During the first nine months of 2020, cash and cash equivalents increased $45,403,000 or 138% from $32,903,000 as of December 31, 2019 due mainly to an influx of deposits as discussed below. Total loans increased $27,200,000, or 7%, from $393,520,000 as of December 31, 2019, primarily due to the origination of over $28,000,000 in Paycheck Protection Program loans. None of these loans have been forgiven or started repayment as of September 30, 2020. Securities decreased $130,000, or less than 1%, from $44,958,000 as of December 31, 2019.

Total liabilities as of September 30, 2020 were $526,345,000, up $71,260,000 or 16% from $455,085,000 as of December 31, 2019. The growth of liabilities was driven by a $43,109,000, or 18%, increase in savings and NOW accounts and a $19,917,000, or 18%, increase in demand deposits since the prior year-end as a result of federal government stimulus in response to the pandemic, an overall “flight to safety” by depositors and relationships moved to the Bank as a result of branch closures in the Bank’s markets served by larger national financial institutions.

Total stockholders’ equity as of September 30, 2020 was $47,401,000 and consisted primarily of $43,324,000 in retained earnings. In comparison, as of December 31, 2019, total stockholders’ equity was $45,445,000. Both the Company and Bank remain “well capitalized” per all regulatory definitions.

In other news, the Company previously announced in a press release issued on November 2, 2020 that the merger between the Company and Virginia Bank was closed on October 30, 2020. The Company also previously announced on September 21, 2020, that it had completed a private placement of $8,000,000 in fixed-to-floating rate subordinated notes due 2030 (the “Notes”). The Notes have been structured to qualify as Tier 2 capital under bank regulatory guidelines. The proceeds from the sale of the Notes were utilized to fund a portion of the cash consideration paid by the Company in connection with its merger with Virginia Bank and to provide optionality for various growth opportunities and for general corporate purposes.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst, and the Cities of Lynchburg, Danville and Charlottesville. The Company has a total of seventeen branches with two located in the Town of Altavista in Campbell County, where the Bank was founded. Other branch locations include three additional branches in Campbell County, one branch in the Town of Amherst in Amherst County, three branches in the City of Lynchburg and one branch in Bedford County. Seven additional branches were acquired through the merger with Virginia Bank, including four in the City of Danville and three in Pittsylvania County. The Company also operates a loan production office located in Charlottesville. The Company plans to open another branch at the Graves Mill Plaza in Forest during 2021. First National Bank is in its 112th year of operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, the expected losses of nonperforming loans in future periods, returns and capital accretion during future periods, our cost of funds, the maintenance of our net interest margin, future operating results and business performance, results of the Company’s pending merger with Virginia Bank, and the potential effects of the COVID-19 pandemic and related impacts on the Company’s financial condition and results of operations. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality, returns, net interest margin and collections and control operating expenses, management’s efforts to minimize losses related to nonperforming loans, management’s efforts to lower our cost of funds, the Company’s branch expansions, cyber threats, attacks or similar events, the potential adverse effects of the ongoing COVID-19 Pandemic on local and national economies and markets and any governmental or societal responses thereto, the effect of steps taken by the Company in response to the COVID-19 Pandemic, the severity and duration of the pandemic, the impact of loosening of governmental restrictions, the ability of the Company and the Bank to realize the anticipated benefits of the merger with Virginia Bank, changes in: interest rates, general economic and business conditions, including unemployment levels and slowdowns in economic growth, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including laws and regulations concerning taxes, banking, securities, insurance, and healthcare with which the Company and its subsidiaries must comply, including recent and potential legislative and regulatory changes in response to the COVID-19 Pandemic such as the CARES Act and the rules and regulations that may be promulgated thereunder, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the CARES Act, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(9/30/2020, 6/30/2020 and 9/30/2019 results unaudited)

(In thousands, except ratios, share and per share data)

	3 Months Ended	3 Months Ended	3 Months Ended
Income Statement Highlights	09/30/2020	06/30/2020	09/30/2019
Interest Income	$4,853	$4,798	$5,085
Interest Expense	594	624	717
Net Interest Income	4,259	4,174	4,368
Provision for Loan Losses	31	111	150
Noninterest Income	1,307	1,199	1,140
Noninterest Expense	4,962	4,419	4,075
Net Income	460	667	1,043
Earnings Per Share (Basic)	0.29	0.43	0.67
Earnings Per Share (Diluted)	0.29	0.43	0.67

	9 Months Ended	Year Ended	9 Months Ended
Income Statement Highlights	09/30/2020	12/31/2019	09/30/2019
Interest Income	$14,480	$20,239	$15,161
Interest Expense	1,917	2,563	1,836
Net Interest Income	12,563	17,676	13,325
Provision for Loan Losses	257	163	151
Noninterest Income	3,846	4,623	3,408
Noninterest Expense	14,203	16,772	11,995
Net Income	1,575	4,396	3,712
Earnings Per Share (Basic)	1.01	2.84	2.40
Earnings Per Share (Diluted)	1.01	2.82	2.38

Balance Sheet Highlights	09/30/2020	12/31/2019	09/30/2019
Cash and Cash Equivalents	$78,306	$32,903	$14,772
Total Loans	420,720	393,520	391,603
Total Securities	44,828	44,958	46,456
Total Assets	573,746	500,530	481,627
Total Deposits	513,457	450,283	431,340
Total Liabilities	526,345	455,085	435,326
Stockholders’ Equity	47,401	45,445	46,301
Shares Outstanding	1,563,922	1,551,339	1,551,349

Ratios and Stock Price	09/30/2020	12/31/2019	09/30/2019
Gross Loan-to-Deposit Ratio	81.94%	87.39%	90.74%
Net Interest Margin (Year-to-date)	3.38%	4.00%	4.05%
Liquidity	24.11%	15.77%	12.59%
Efficiency Ratio	86.50%	75.22%	71.65%
Return on Average Assets (ROA)	0.39%	0.92%	1.04%
Return on Average Equity (ROE)	4.54%	9.86%	11.15%
Leverage Ratio (Bank)	8.40%	9.67%	9.61%
Tier 1 Capital Ratio (Bank)	11.65%	11.48%	11.58%
Total Capital Ratio (Bank)	12.51%	12.36%	12.48%
Stock Price	$19.25	$31.77	$31.49
Book Value	$30.31	$29.29	$29.85

Asset Quality Highlights	09/30/2020	12/31/2019	09/30/2019
Nonaccruing Loans	$1,370	$1,135	$1,052
Loans 90 Days or More Past Due and Accruing	0	0	54
Total Nonperforming Loans	1,370	1,135	1,106
Troubled Debt Restructures Accruing	189	123	261
Total Impaired Loans	1,559	1,258	1,367
Other Real Estate Owned (OREO) (Foreclosed Assets)	18	666	645
Total Nonperforming Assets	1,388	1,801	1,751
Nonperforming Loans to Total Loans	0.33%	0.29%	0.28%
Nonperforming Assets to Total Assets	0.24%	0.36%	0.36%
Allowance for Loan Losses	$3,528	$3,472	$3,489
Allowance for Loan Losses to Total Loans	0.84%	0.88%	0.89%
Allowance for Loan Losses to Nonperforming Loans	257.42%	306.03%	315.64%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 or bryanlemley@1stnatbk.com

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